     Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Range Resources Corporation:
We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration Number 333-134157) and related Prospectus of Range Resources Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 21, 2006 with respect to the consolidated financial statements of Range Resources Corporation, Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Ernst & Young, LLP
Fort Worth, Texas
August 9, 2006